                                 ANNEX OF DEFINITIONS



    Unless otherwise specified in the agreement to which this Annex of Definitions is attached or which refers to this Annex of Definitions, the following terms have the indicated meanings. Terms defined herein but not directly or indirectly used or referenced in such agreement shall not be deemed to have any meaning or significance with respect to such agreement.

    "ADMINISTRATIVE EXPENSE" means any reasonable administrative cost or expense associated with any relevant Securitization Trust and the Titling Trust, as the context indicates, including reasonable fees and expenses of attorneys and accountants.

    "ADMINISTRATIVE LIEN" means any first lien specified upon any Certificate of Title as deemed necessary and useful by the Servicer or the UTI Beneficiary to provide for delivery of title documentation to the Titling Trustee or its designee.

    "ADMINISTRATIVE LIENHOLDER" means the Person or Persons identified as such from time to time to the Titling Trustee by the Servicer and in whose name one or more Administrative Liens are specified on Certificates of Title.

    "ADVANCE" if a Transaction Document specifies that Advances are to be made, unless otherwise provided in such Transaction Document, means an advance to be made by the Servicer on the date specified in such Transaction Document in respect of the related SUBI Collection Period and with respect to each outstanding Contract that is included in the related SUBI Portfolio as to which the scheduled Monthly Payment is delinquent or as to which payments have been deferred by the Servicer which deferrals have resulted in any diminution of the amount of Collections received in connection therewith relative to the originally scheduled Monthly Payments, each such advance to be in an amount equal to the aggregate amount of the Monthly Payments due thereon during such SUBI Collection Period but not received during such SUBI Collection Period.

    "AFFECTED TRUST ASSETS" means a discrete Titling Trust Asset or group of Titling Trust Assets impacted by any Liability (including contract, tort or tax claims relating to one or more specific Contracts or Leased Vehicles) as described in Section 3.04 of the Titling Trust Agreement.

    "AFFILIATE" means, as to any Person, any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan) or (ii) is an officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (x) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners; or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

    "AUTHORIZED NEWSPAPER" means a newspaper of general circulation in the Borough of Manhattan, The City of New York, printed in the English language and customarily published on each Business Day, whether or not published on Saturdays, Sundays and holidays.

    "BENEFICIARY" means the UTI Beneficiary or any holder of a UTI Certificate or SUBI Certificate, including any trust formed with respect to a Securitized Financing but excluding the Titling Trustee, any Trust Agent, or any trustee or trust agent with respect to a Securitized Financing or UTI Pledge.


    "BOOKED RESIDUAL VALUE" means the amount established at the origination of the lease (based on documentation provided to the Dealers by TMCC) representing the estimated wholesale market value at the Maturity Date of the related Contract, each as set forth on the face of such Contract at the time of origination including, and with respect to a Contract for which the Maturity Date has been extended by the Servicer in connection with any extension or deferral, means the value as set forth above reduced by payments in respect of principal received during the extension period.

    "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Chicago, Illinois or Los Angeles, California are authorized or obligated by law, executive order or governmental decree to be closed; provided, that, solely for purposes of identifying any Certificate Payment Date with respect to the making of payments on the Class A-1, Class A-2 and Class A-3 Certificates in any foreign jurisdiction by a paying agent located therein, "Business Day" shall also exclude any day on which banking institutions in such foreign jurisdiction are authorized or obligated by law, regulation, governmental order or decree to be closed, whether or not payments are made in any other city on such Certificates on such date, but such date shall not be used for making any other determination with respect to the assets of the Trust or the Certificates of any Class.

    "CERTIFICATE OF TITLE" means a certificate of title or other evidence of ownership of a Leased Vehicle issued by the Registrar of Titles in the respective jurisdiction in which such Leased Vehicle is registered, which Certificate of Title shall reflect as the owner of such Leased Vehicle "Toyota Lease Trust", "TMTT, Inc., as Trustee of Toyota Lease Trust" or such other similar designation as may be acceptable to any relevant Registrar of Titles.

    "CERTIFICATE OF TRUST" means the Certificate of Trust for the Titling Trust required to be filed with the office of the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Act.

    "CHARGED-OFF CONTRACT" means a Contract (a) with respect to which the related Leased Vehicle has been repossessed and sold or otherwise disposed of or
(b) which has been written off by the Servicer in accordance with its normal policies for writing off lease contracts other than with respect to repossession.

    "CLAIMS" means any losses, liabilities and expenses (including reasonable attorney's and other professional fees and expenses) incurred in connection with reasonable collection efforts or the defense of any suit or action.

    "CLASS" means all Certificates whose form is identical except for variation in denomination, principal amount or owner.

    "CLEARING AGENCY" means an organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act.

    "CLEARING AGENCY PARTICIPANT" means a broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

    "CLOSING DATE" means, with respect to any Securitized Financing, the date specified as such in the related Transaction Documents.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COLLECTION PERIOD" means, with respect to any Distribution Date, the calendar month preceding such Distribution Date.

    "COLLECTIONS" means, with respect to any Collection Period, all net collections received in respect of the Contracts and Leased Vehicles during such Collection Period, including Monthly Payments and Payments Ahead that represent Monthly Payments due during such Collection Period; Prepayments, Advances, Net Matured Leased Vehicle Proceeds, Net Repossessed Vehicle Proceeds and other Net Liquidation Proceeds, less (i) amounts representing Payments Ahead with respect to future Collection Periods (ii) amounts retained by or paid to the Servicer in respect of outstanding Advances and (iii) Additional Loss Amounts in respect of such Collection Period.

    "COMMISSION" means the Securities and Exchange Commission, and any successor thereto.

    "CONTINGENT AND EXCESS LIABILITY INSURANCE POLICIES" means, collectively, the contingent liability insurance policies maintained or to be maintained by TMCC providing coverage for bodily injury and property damage suffered by third persons caused by the operation of any vehicle that is a Leased Vehicle, and each of the excess liability insurance policies maintained or to be maintained by TMCC with third party insurers providing excess insurance coverage as to such liabilities.

    "CONTRACT" means any of the fixed rate retail closed-end lease contracts (and all proceeds thereof) originated in connection with the lease of the Leased Vehicles that are or were originated by Dealers pursuant to and in conformity with Dealer Agreements between such Dealers and the Titling Trust, the rights to which have been assigned to the Titling Trust, or the Titling Trustee on behalf of the Titling Trust, in accordance with such Dealer Agreements.

    "CONTRACT DOCUMENTS" means, with respect to each Contract, (i) the fully executed Contract, (ii) the related Certificate of Title (or the application therefor if the Certificate of Title has not been received), (iii) any written agreements modifying such Contract (including any written extension thereof),
(iv) all related credit applications, factory invoices, Dealer worksheets, written records of certification of information provided in the credit application and odometer statements required by applicable law, (v) documents related to the provision of insurance and (vi) all other documents relating to such Contract and retained by the Servicer.

    "CONTRACT RECORD" means all data maintained by the Servicer (including, without limitation, computerized records), together with all operating software and appropriate documentation, relating directly to or maintained in connection with the servicing of the Contracts.

    "CORPORATE TRUST OFFICE" means the office of the Titling Trustee or Trust Agent, as indicated by the context. As of October 1, 1996, the Corporate Trust Office is located at 111 East Wacker Drive, Suite 3000, Chicago, Illinois 60601,
Attention: Toyota Lease Trust. After October 1, 1996, Corporate Trust Office will mean the corporate trust office designated in writing to the Servicer and to the Beneficiaries by the Titling Trustee, Trust Agent or any successor thereto, as the case may be.

    "CO-TRUSTEE AGREEMENT" means that Co-Trustee Agreement dated as of October 1, 1996, among TMCC, the Titling Trustee, the Trust Agent and Delaware Trust Capital Management Inc., as Delaware Trustee.

    "CREDIT AND COLLECTION POLICY" means those credit and collection policies and practices of the Servicer, as applied by the Servicer, with respect to the origination and servicing of Contracts and related Leased Vehicles as they may be amended, supplemented, or modified by the Servicer from time to time.


    "CURRENT CONTRACT" means a Contract that is not a Charged-off Contract, a Matured Contract, a Liquidated Contract or an Additional Loss Contract.

    "DEALER" means a motor vehicle dealer, located in a State permitted by the Origination Criteria, that has entered into a Dealer Agreement.

    "DEALER AGREEMENT" means that certain Retail Motor Vehicle Lease Agreement substantially in the form to be attached as an exhibit to the UTI Supplement or in such other form as may be approved from time to time entered into between the Titling Trust and a Dealer setting forth the respective rights and obligations of the Titling Trust and the Dealer, acting as an independent contractor, with respect to the Dealer's entering into Contracts.

    "DELAWARE ACT" means the Delaware Business Trust Act 12 Del. Code, Sections 3801 ET SEQ.

    "DELAWARE TRUSTEE" means any trustee or co-trustee appointed as such by the Titling Trustee pursuant to a co-trustee agreement for purposes of satisfying the Delaware Act. Initially, the Titling Trustee will so appoint Delaware Trust Capital Management, Inc.

    "DELAWARE PARTNERSHIP ACTS" means the Delaware Revised Uniform Limited Partnership Act and the Delaware Uniform Partnership Act, in each case as amended.

    "DETERMINATION DATE" means, with respect to any Distribution Date, the second Business Day prior to such Distribution Date.

    "DISCOUNTED CONTRACT" means any Contract that has a Lease Rate below the Discount Rate specified in the Transaction Documents with respect to any Securitized Financing.

    "DISCOUNT RATE" means the discount rate specified in the Transaction Documents with respect to any Securitized Financing.

    "DISTRIBUTION DATE" means, with respect to the UTI and a Collection Period, the twenty-fifth day of the following month, or if that day is not a Business Day, the next Business Day, beginning with October 25, 1997.

    "DTC" means The Depository Trust Company and its successors.

    "DUE DATE" with respect to any Contract, means the monthly date specified in such Contract on which the scheduled Monthly Payment is due.

    "ELIGIBLE ACCOUNT" means (i) an account maintained with a federal or state chartered depository or trust institution, the short-term unsecured debt obligations of which have the Required Rating, (ii) a segregated trust account maintained with a federal or state chartered depository or trust institution in its corporate trust department or (iii) an account otherwise acceptable to each Rating Agency without reduction or withdrawal of its rating of any related Rated Certificates, as evidenced by a letter from each Rating Agency.

    "ELIGIBLE CONTRACT" with respect to eligibility for origination in the name of the Titling Trust, means a UTI Eligible Contract, and with respect to eligibility for inclusion in any SUBI Sub-Trust means a UTI Eligible Contract that also satisfies the definition of Eligible Contract applicable to such SUBI Sub-Trust as set forth in the related SUBI Servicing Supplement.

    "ELIGIBLE SERVICER" means TMCC or an entity that is servicing a portfolio of automobile and/or light truck retail installment lease contracts, that is legally qualified and has the capacity to service the Contracts and that has demonstrated the ability to service a portfolio of similar lease contracts professionally and competently in accordance with high standards of skill and care.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer also to any successor sections.

    "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which, together with the identified person, would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and
(o) of the Code or Section 4001 of ERISA.

    "EXCESS FUNDS" means, as of any date, the amount of funds in the Lease Funding Account or otherwise held by the Servicer or the Titling Trustee in respect of the UTI in excess of those (i) required to maintain the account to meet all existing Liabilities of the Titling Trust to be paid out of such account (after accounting for all transfers to be made from any SUBI Account on or before such date) and (ii) required to be retained in such account as reserves for reasonably anticipated Liabilities of the Titling Trust (after taking into account all transfers to be made to such Lease Funding Account out of any SUBI Account in respect of that SUBI's proportionate share of such anticipated Liabilities).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXTENSION FEE" means, with respect to any Contract that has had its Maturity Date extended as contemplated in the Titling Trust Agreement or any SUBI Servicing Supplement, any payment required to be made by the Obligor in connection with such extension.

    "FDIC" means the Federal Deposit Insurance Corporation and its successors.

    "FINANCIAL INTERMEDIARY" means a financial intermediary, as such term is defined in Section 8-313(4) of the UCC.

    "FIRST BANK" means First Bank National Association, a national banking association.

    "FNMA" means the Federal National Mortgage Association and its successors.

    "FUNDING ADVANCE" means the amount of each advance of the face amount or any portion of a Contract (including with respect to any taxes, fees or charges payable to the related Dealer or any third party at the time of the funding thereof) made by the UTI Beneficiary or any agent thereof in connection with the funding of such Contract that has not previously been reimbursed thereto.

    "FUNDING ADVANCE REIMBURSEMENT AMOUNT" means, with respect to any Distribution Date, the aggregate amount of Funding Advances made during the related Collection period and not previously reimbursed to the UTI Beneficiary from Collections on the related Contracts or otherwise.

    "FUNDING ADVANCE REIMBURSEMENT DATE" means a Distribution Date on which a Funding Advance Reimbursement Amount is to be made.

    "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

    "GRANTOR" means TMCC in its capacity as Grantor.

    "INDEPENDENT" with respect to any specified Person means another Person who
(a) is in fact independent of the specified Person and any of its Affiliates;
(b) does not have any direct financial interest or any material indirect financial interest in the specified Person or any of its Affiliates; and (c) is not connected with the specified Person or any of its Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions. Whenever it is provided in the Titling Trust Agreement or any other agreement adopting this definition that any Independent Person's opinion or certificate shall be furnished, such Independent Person shall be deemed to be Independent to the satisfaction of the recipient thereof if such opinion or certificate shall state that the signer has read this definition and that the signer is in fact Independent within the meaning hereof.

    "INDEPENDENT ACCOUNTANT" means an Accountant, who may also be the Accountant who audits the books of TMCC or any of its Affiliates, who is Independent with respect to TMCC and its Affiliates as contemplated by Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

    "INDEPENDENT DIRECTOR" means a director of the Transferor who shall at no time be (i) a director, officer, employee or former employee of the Transferor or any Affiliate thereof, (ii) a natural person related to any director, officer, employee or former employee of the Transferor or any Affiliate thereof,
(iii) a holder (directly or indirectly) of any voting securities of the Transferor or any Affiliate thereof, or (iv) a natural person related to a holder (directly or indirectly) of any voting securities of the Transferor or any Affiliate thereof.

    "INSOLVENCY  EVENT" means, with respect to any Person:

    (i) Such Person shall file a petition commencing a voluntary case under any chapter of the Federal bankruptcy laws; or such Person shall file a petition or answer or consent seeking reorganization, arrangement, adjustment, or composition under any other similar applicable Federal law, or shall consent to the filing of any such petition, answer, or consent; or such Person shall appoint, or consent to the appointment of a custodian, receiver, liquidator, trustee, assignee, sequestrator or other similar official in bankruptcy or insolvency of it or of any substantial part of its property, or shall make any assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

    (ii) any order for relief against such Person shall have been entered by a court having jurisdiction in the premises under any chapter of the Federal bankruptcy laws; or a decree or order by a court having jurisdiction in the premises shall have been entered approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of such Person under any other similar applicable Federal Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a custodian, receiver, liquidator, trustee, assignee, sequestrator or other similar official in bankruptcy or insolvency of such Person or of any substantial part of its property, or for the winding up or liquidation of its affairs, shall have been entered.

    "INSURANCE COSTS" means, with respect to any Insurance Policy, the premiums therefor, any deductibles and any coinsurance payments.

    "INSURANCE POLICIES" means any residual value insurance policy and any policy of comprehensive, collision, public liability, physical damage, personal liability, credit accident or health, credit life or unemployment insurance maintained by the Grantor, any Obligor under any Contract or any Affiliate of any such Person to the extent that any such policy covers or applies to any Contract, Leased Vehicle or the ability of any Obligor under any Contract to make required payments with respect to a Contract or the related Leased Vehicle; provided that, with respect to any SUBI, "Insurance Policies" means only such of the foregoing policies as relate to the related SUBI Portfolio and, in the case of such insurance policies that relate to Contracts or related assets in more than one SUBI Portfolio, such policies only insofar as they, or the proceeds thereof, relate to Contracts or related assets included in the related SUBI Portfolio.

    "INSURANCE PROCEEDS" with respect to any Collection Period, means recoveries pursuant to each Insurance Policy obtained and maintained by the Obligor pursuant to a Contract, or by the Titling Trust or the Servicer with respect to such Contract or the related Leased Vehicle.

    "INTEREST COLLECTIONS" means, with respect to any Collection Period, an amount equal to the amount by which Collections exceed Principal Collections with respect to such Collection Period.

    "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended.

    "LEASE FUNDING ACCOUNT" means the Lease Funding Account established and maintained in accordance with Section 7.01(a) of the Titling Trust Agreement.

    "LEASED VEHICLE" means the new or used (including any dealer demonstrator vehicle or manufacturers' program vehicle) automobile, minivan, sports utility vehicle or light duty truck, together with all accessories, additions and parts constituting a part thereof and all accessions thereto, which is the subject of a Contract.

    "LEASE RATE" means the imputed interest rate set forth in each Contract on the basis of which the lessor identifies the portions of each Monthly Payment that constitute principal or interest, respectively.

    "LIABILITIES" means all losses, liabilities, claims, damages, expenses (including related reasonable legal and other professional fees and expenses), taxes, actions and suits of any kind.

    "LIEN" means any security interest, lien, charge, pledge, equity or encumbrance of any kind other than tax liens, mechanics' liens and any liens that attach to property, as the context may require, by operation of law.

    "LIQUIDATED CONTRACT" means a Contract that has been the subject of a Prepayment in full or otherwise has been paid in full or, in the case of a Charged-off Contract, a Contract as to which the Servicer has determined that the final amounts in respect thereof have been paid.

    "LIQUIDATION EXPENSES" means reasonable out-of-pocket expenses (including related attorneys' fees and expenses) incurred by the Servicer in connection with the attempted realization of the full amounts due or to become due under any Contract, including expenses incurred in connection with the repossession of the related Leased Vehicle, the sale of such Leased Vehicle, whether upon its repossession or return (if such Contract is a Matured Contract), any collection effort (whether or not resulting in a lawsuit against the Obligor under such Contract) or any claim under an Insurance Policy.

    "LIQUIDATION PROCEEDS" means gross amounts received by the Servicer or the Titling Trustee, on behalf of the Titling Trust (before reimbursement for Liquidation Expenses), in connection with the realization of the full amounts due or to become due under any Contract, whether from the sale or other disposition of the related Leased Vehicle (without regard to whether such proceeds exceed the Booked Residual Value), the proceeds of any collection effort (whether or not resulting in a lawsuit against the Obligor under such Contract), the proceeds of recourse payments by Dealers, receipt of Insurance Proceeds, or collection of amounts due hereunder in respect of such Contract (including the application of Security Deposits) or otherwise.

    "MATURED CONTRACT" means any Contract that has reached its Maturity Date.

    "MATURED VEHICLE", as of any date, means any Leased Vehicle, the related Contract of which has reached its Maturity Date, and which Leased Vehicle has been returned to the Servicer on behalf of the Titling Trust (or the Titling Trustee on behalf of the Titling Trust), regardless of the status of the sale or disposition of such Leased Vehicle as of the date of such return.

    "MATURITY DATE" means, with respect to any Contract, the date on which the last scheduled Monthly Payment shall be due and payable, as such date may be extended in accordance with the provisions of the UTI Supplement and any applicable SUBI Supplement or SUBI Servicing Supplement.

    "MONTHLY PAYMENT" means, with respect to any Contract, the amount of each fixed monthly payment payable by the related Obligor in accordance with the terms thereof, net of any portion of such monthly payment that represents collections allocable to payments to be made by such Obligor for sales taxes or similar items, and excluding any portion thereof relating to the payment of insurance premiums (unless such premiums are included in the related capitalized cost), late payment charges, extension fees or other similar items.

    "MONTHLY REMITTANCE CONDITIONS" means that (i) TMCC is the Servicer, (ii) either (a) TMCC's short-term unsecured debt is rated at least P-1 by Moody's and A-1 by Standard & Poor's (so long as Moody's and Standard & Poor's are Rating Agencies), or (b) certain arrangements are made that have been approved in writing by each Rating Agency that has rated any class of securities issued in connection with a Securitized Financing at the request of the Grantor and (iii) no Early Amortization Event or Event of Servicing Termination as defined in any SUBI Supplement shall have occurred and be continuing.

    "MOODY'S" means Moody's Investors Service, Inc., and its successors.

    "OBLIGEE" means each Person who is the lessor under a Contract or the assignee thereof, including the Titling Trust or the Titling Trustee on behalf of the Titling Trust.

    "OBLIGOR" means the Person who is the lessee under a Contract.

    "OFFICER'S CERTIFICATE" means, with respect to any Person, a certificate signed by the President, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary thereof.

    "OPINION OF COUNSEL" means, with respect to any Person, a written opinion of counsel which counsel shall be reasonably acceptable to the indicated recipient; provided that, in the case of opinions to be delivered by TMCC or TLI, such counsel may be an employee of or outside counsel to the Transferor or the Servicer.

    "ORIGINATION CRITERIA" means, with respect to any Contract, TMCC's written underwriting criteria in effect as of the date of origination of any specific Contract, and as the same may be amended, supplemented or modified from time to time by TMCC in the ordinary course of business.

    "OTHER PROCEEDS" means monies arising from the sale, exchange, lease, collection or other disposition of lease contracts and related leased vehicles or other receivables that are not Titling Trust Assets but as to which the Servicer is acting as servicer.

    "OUTSTANDING PRINCIPAL BALANCE" means, with respect to any Contract as of any date, the amount to which the capitalized cost of a Contract has been amortized at any point in time, which will be an amount equal to (i) the sum of all Monthly Payments remaining to be made, including overdue Monthly Payments (provided, however, that Payments Ahead received but not yet applied are deemed to be Monthly Payments remaining to be made), less any unearned finance or other similar unearned lease charges relating to the period beginning after the next succeeding Payment Date on such Contract (determined on a constant yield basis) in accordance with the Servicer's usual practices, plus (ii) the Booked Residual Value of the related Leased Vehicle. The term "principal amount" and "principal balance" as used in relation to any Contract or Contracts shall refer, as of such date of determination, to the Outstanding Principal Balance of such Contract or Contracts computed as of such time.

    "PAYMENT AHEAD" means any payment of one or more Monthly Payments (not constituting a Prepayment) remitted by an Obligor with respect to a Contract in excess of the Monthly Payment due with respect to such Contract, which sums the Obligor has instructed the Servicer to hold and apply to Monthly Payments due in one or more immediately subsequent calendar months.

    "PAYMENT DATE" means, as to each Contract, the date each month therein set forth as the date Monthly Payments are due.

    "PERMITTED INVESTMENTS" means any one or more of the following instruments, obligations or securities, in each case subject to any further criteria specified in the related SUBI Supplement:

    (a) obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency thereof, provided such obligations are backed by the full faith and credit of the United States;

    (b) general obligations of or obligations guaranteed by FNMA or any state of the United States, the District of Columbia or the Commonwealth of Puerto Rico then rated the highest available credit rating of each Rating Agency for such obligations;

    (c) certificates of deposit issued by any depository institution or trust company (including any Securitization Trustee) incorporated under the laws of the United States or of any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and subject to supervision and examination by banking authorities of one or more of such jurisdictions, provided that the short-term unsecured debt obligations of such depository institution or trust company are then rated the highest available rating of each Rating Agency for such obligations;

    (d) certificates of deposit, demand or time deposits of, bankers' acceptances issued by, or federal funds sold by, any depository institution or trust company (including any Securitization Trustee) incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State banking authorities and the deposits of which are fully insured by the Federal Deposit Insurance Corporation, so long as at the time of such investment or contractual commitment providing for such investment either such depository institution or trust company has the Required Rating (or if such investment will mature after more than one month, the long-term, unsecured debt of the issuer has the highest available rating from each Rating Agency) or such Securitization Trustee shall have received a letter from each Rating Agency to the effect that such investment would not result in the qualification, downgrading or withdrawal of the ratings then assigned to any Rated Certificates;

    (e) certificates of deposit issued by any bank, trust company, savings bank or other savings institution and fully insured by the FDIC having the Required Rating (or if such investment will mature after more than one month, the long-term, unsecured debt of the issuer has the highest available rating from each Rating Agency);

    (f) repurchase obligations held by any Securitization Trustee that are acceptable to the Securitization Trustee with respect to any security described in clauses (a), (b) or (g) hereof or any other security issued or guaranteed by any other agency or instrumentality of the United States, in either case entered into with a federal agency or a depository institution or trust company (acting as principal) described in clause (d) above (including any Securitization Trustee); PROVIDED, HOWEVER, that repurchase obligations entered into with any particular depository institution or trust company (including such Securitization Trustee) will not be Permitted Investments to the extent that the aggregate principal amount of such repurchase obligations with such depository institution or trust company held by such Securitization Trustee on behalf of the related Securitization Trust or of all of the Titling Trust Assets shall exceed 10% of either the Aggregate Net Investment Value or the aggregate unpaid principal balance or face amount, as the case may be, of all Permitted Investments so held thereby;

    (g) interests in any open-end or closed-end management type investment company or investment trust (i) registered under the Investment Company Act, the portfolio of which is limited to the obligations of, or guaranteed by, the United States and to agreements to repurchase such obligations, which agreements, with respect to principal and interest, are at least 100% collateralized by such obligations marked to market on a daily basis and the investment company or investment trust shall take delivery of such obligations either directly or through an independent custodian designated in accordance with the Investment Company Act and (ii) acceptable to each Rating Agency (as approved in writing by each Rating Agency) as collateral for securities having ratings equivalent to the ratings of the Rated Certificates on the Closing Date;

    (h) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any State so long as at the time of such investment or contractual commitment providing for such investment (i) the long-term, unsecured debt of such corporation has the highest available rating from each Rating Agency, (ii) such corporation is TMCC and TMCC's long term debt obligations shall at such time have a rating of at least Aa3 from Moody's, and TMCC's short term debt obligations shall at such time have a rating of at least A-1+ from Standard & Poor's and at least P-1 from Moody's or (iii) a Securitization Trustee shall have received a letter from each Rating Agency to the effect that such investment would not result in the qualification, downgrading or withdrawal of the ratings then assigned to any Rated Certificates or commercial paper or other short-term debt having the Required Rating;

    (i)    money market funds so long as such funds are rated Aaa by Moody's
(so long as Moody's is a Rating Agency) and AAAm by Standard & Poor's (so long as Standard & Poor's is a Rating Agency), and any other fund for which a Securitization Trustee or an Affiliate of such Securitization Trustee serves as an investment advisor, administrator, shareholder servicing agent and/or custodian or subcustodian, provided that any shares of such funds have a credit rating of at least Aaa by Moody's (so long as Moody's is a Rating Agency) and AAAm by Standard & Poor's (so long as Standard & Poor's is a Rating Agency) and notwithstanding that (i) such Trustee or Affiliate charges and collects fees and expenses from such funds for services rendered, (ii) such Trustee charges and collects fees and expenses for services rendered pursuant to the related Securitization Trust Agreement or under the Trust Agency Agreement and (iii) services performed for such funds and pursuant to either such Agreement may converge at any time. Each of the Transferor and the Servicer hereby specifically authorizes the Securitization Trustee or Titling Trustee or Affiliate thereof to charge and collect all fees and expenses from such funds for services rendered to such funds, in addition to any fees and expenses such Trustee may charge and collect for services rendered pursuant to either such Agreement; and

    (j) such other investments acceptable to each Rating Agency (as approved in writing by each Rating Agency) as will not result in the qualification, downgrading or withdrawal of the ratings then assigned to any Rated Certificates by such Rating Agency;

provided that each of the foregoing investments shall mature no later than the day specified in the related SUBI Supplement, and shall be required to be held to such maturity.

    None of the foregoing will be considered a Permitted Investment if:

    (i) it constitutes a certificated security, bankers' acceptance, commercial paper, negotiable certificate of deposit or other obligation that constitutes an "instrument" within the meaning of
            Section 9-105(1)(i) of the UCC and is susceptible of physical delivery unless it is transferred to the Titling Trustee, a Securitization Trustee or its Financial Intermediary in accordance with Sections 8-313(1)(a), 8-313(1)(d)(i) or 8-313(1)(g) of the UCC, and such trustee obtains evidence that any such property that is in registrable form has been registered in its name or the name of its Financial Intermediary, its custodian or its nominee;

    (ii) it constitutes a book-entry security held through the Federal Reserve System pursuant to federal book-entry regulations, unless, in accordance with applicable law, (A) a book-entry registration thereof is made to an appropriate book-entry account maintained with a Federal Reserve Bank by the Titling Trustee, a Securitization Trustee or by a custodian therefor, (B) a deposit advice or other written confirmation of such book-entry registration is issued to such trustee or custodian, (C) any such custodian makes entries in its books and records identifying that such book-entry security is held through the Federal Reserve System pursuant to federal book-entry regulations and belongs to such trustee and indicating that such custodian holds such Permitted Investment solely as agent for such Trustee, (D) such trustee makes entries in its books and records establishing that it holds such security solely as Titling Trustee or Securitization Trustee for the Titling Trust or the related Securitization Trust, as the case may be, and (E) any additional or alternative procedures as may hereafter become necessary to effect complete transfer of ownership thereof to such trustee are satisfied, consistent with changes in applicable law or regulations or the interpretation thereof; or

    (iii) it constitutes an uncertificated security under Article 8 of the UCC that is not governed by clause (ii) above, unless the transfer to, and ownership thereof by, the Titling Trustee or Securitization Trustee, its Financial Intermediary, its custodian or its nominee by the issuer of such security is registered by the issuer thereof.

    Notwithstanding anything to the contrary contained in this definition, no Permitted Investment may be purchased at a premium and no Permitted Investment shall be an interest only instrument. Any of the foregoing which constitutes an uncertificated security shall not be considered a Permitted Investment if: (i) a notation of the right of the issuer thereof to a lien thereon is contained in the initial transaction statement therefor sent to the Titling Trustee; (ii) the Titling Trustee has notice or actual knowledge of (A) any restriction on the transfer thereof imposed by the issuer thereof, or (B) any adverse claim, or a notation of any such restriction or of any specific adverse claim as to which the issuer has a duty under the law of the state in which the Corporate Trust Office is located at the time of registration is contained in the initial transaction statement therefor sent to the Titling Trustee; or (iii) to the Titling Trustee's actual knowledge, a creditor has served legal process upon the issuer thereof at its chief executive office in the United States which legal process attempts to place a Lien thereon prior to the registration thereof in the name of the Titling Trustee.

    Moreover, none of the foregoing (except long term debt obligations of TMCC described in clause (h) above) will be a Permitted Investment with respect to amounts on deposit in the Certificateholders' Account unless by its own terms it matures on or before the Deposit Date succeeding the date of investment or it includes a demand, put or similar feature such that the Securitization Trustee (or the Servicer on behalf of the Securitization Trustee) is able to cause such investment to mature on or before such Deposit Date.

    For purposes of this definition, any reference to the highest available credit rating of an obligation shall mean the highest available credit rating for such obligation (excluding any "+" signs associated with such rating), or such lower credit rating (as approved in writing by each Rating Agency) as will not result in the qualification, downgrading or withdrawal of the rating then assigned to any Rated Certificates by such Rating Agency. Also for purposes of this definition, any reference to a Rating Agency refers only to a Rating Agency that has, at the request of the Grantor, rated securities issued in the specific securitized financing as to which this definition is being applied.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated association, Governmental Authority or any other entity.

    "PLAN" means an "employee benefit plan," as such term is defined in Section 3(3) of ERISA.

    "PREPAYMENT" means, with respect to any Contract other than a Charged-off Contract, payment to the Servicer of 100% of the Discounted Principal Balance of such Contract, including an amount equal to the Booked Residual Value of the related Leased Vehicle.

    "PRINCIPAL COLLECTIONS" means, with respect to any Collection Period, all Collections allocable to the principal component of any Contract, discounted to the extent such Contract is a Discounted Contract.

    "RATED CERTIFICATES" means the securities of any class or series issued in a Securitized Financing that has been rated by a Rating Agency at the request of the Grantor.

    "RATING AGENCY" means each nationally recognized statistical rating organization that rates a security in a Securitized Financing at the request of the Grantor as of the related Closing Date and continues to do so.

    "REGISTRAR OF TITLES" means any applicable department, agency or official in a State responsible for accepting applications for, and maintaining records regarding, Certificates of Title and liens thereon.

    "REQUIRED RATING" means a rating on commercial paper or other short term unsecured debt obligations of Prime-1 by Moody's so long as Moody's is a Rating Agency and A-1+ by Standard & Poor's so long as Standard & Poor's is a Rating Agency; and any requirement that deposits or debt obligations have the "Required Rating" shall mean that such deposits or debt obligations have the foregoing required ratings from Moody's and Standard & Poor's.

    "RESIDUAL UTI CERTIFICATE" has the meaning set forth in Section 11.02 of the UTI Supplement.

    "RESIDUAL UTI UNIT" has the meaning set forth in Section 11.01 of the UTI Supplement.

    "RESIDUAL VALUE" means the actual Liquidation Proceeds, net of Liquidation Expenses, received with respect to the disposition of any Leased Vehicle, whether at maturity of the related Contract or otherwise, and whether or not such Residual Value exceeds the Booked Residual Value.

    "RESIDUAL VALUE INSURANCE POLICY" means Residual Value Insurance Policy number RVI 97001 issued effective October 1, 1996 by Toyota Motor Insurance Corporation of Vermont, in favor of the Titling Trust and naming TMCC as additional insured and reinsured by RVI Guaranty Co., Ltd.

    "RESPONSIBLE OFFICER" means an officer of the Titling Trustee or Securitization Trustee assigned to the relevant Corporate Trust Office, including the President, any Vice President, any trust officer, the corporate Secretary and any assistant corporate Secretary or any other officer performing functions similar to those performed by the persons who at the time shall be such officers, and any other officer thereof to whom a matter is referred because of his or her knowledge of and familiarity with the particular subject.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIZATION TRUSTEE" means any trustee appointed as such under the Transaction Documents with respect to any Securitized Financing.

    "SECURITIZED FINANCING" means (i) any financing transaction of any sort undertaken by the related Beneficiary based on or secured by, directly or indirectly, Titling Trust Assets, the UTI or any UTI Unit, any SUBI or any interest in any of the foregoing, (ii) any sale by a Beneficiary of any interest in one or more SUBIs or (iii) any other asset securitization, secured loan or similar transaction involving Titling Trust Assets or any beneficial interest therein or in the Titling Trust.

    "SECURITY DEPOSIT" means the security deposit, reconditioning reserve or similar deposit paid by an Obligor at the time of origination of the related Contract; provided that the Titling Trust Assets shall include such deposits only to the extent actually applied to cover excess wear and tear charges or may otherwise lawfully be retained by the Titling Trust as lessor or its agents in respect of fees, charges or reimbursable advances, payments or expenses thereby under the related Contract.

    "SERVICER" means TMCC, in its capacity as servicer under the Titling Trust Agreement, or any successor to TMCC in such capacity.

    "SERVICER EXPENSES" means all reasonable amounts expended by the Servicer in connection with its performance of its duties under the Titling Trust Agreement, including those incurred in connection with the preparation, execution and delivery of all legal documentation relating to the formation of the Titling Trust and the servicing of the UTI Assets prior to the creation of the first SUBI, the making of any requisite license or other applications, filings and related filing fees in connection with the commencement of origination of leases and the recordation of related certificates of title in the name of the Titling Trust and the perfection of security interests therein or the registration of any offering of securities in any Securitized Financing, the costs and expenses of preparing and delivering servicing, tax and other reports as set forth in the Titling Trust Agreement and the costs and expenses of providing any monitoring, billing and collection services with respect thereto, in each case including any reasonable attorneys' fees and expenses, and in each case excluding any costs and expenses to be paid out of the Servicing Fee specified in any supplement to the Titling Trust Agreement.

    "SERVICER REIMBURSEMENT" means the amount of any required reimbursement to the Servicer of Servicer Expenses on a Closing Date or any other date (whether a Distribution Date or otherwise) specified in the Transaction Documents with respect to a Securitized Financing.

    "SERVICER'S CERTIFICATE" means a certificate of an officer or other authorized signatory of the Servicer completed and executed pursuant to Section 5.01(b) of the related SUBI Servicing Supplement.

    "SERVICING FEE" means (a) prior to the creation of the first SUBI, zero and (b) after the creation of the first SUBI, the sum of each SUBI Servicing Fee specified in a SUBI Supplement plus during any UTI Collection Period for which TMCC is the Servicer, 1.00% of the outstanding balances of the Contracts in the UTI Portfolio.

    "STANDARD & POOR'S" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Incorporated, and its successors.

    "STATE" means any state of the United States, the District of Columbia and the Commonwealth of Puerto Rico in which, pursuant to the Origination Criteria, a UTI Eligible Contract may be originated.

    "SUBI" means any "special unit of beneficial interest" in the Titling Trust comprised of a beneficial interest in a SUBI Sub-Trust.

    "SUBI ACCOUNT" means, with respect to a SUBI, the SUBI Collection Account or the SUBI Lease Funding Account.

    "SUBI ASSETS" means, with respect to any SUBI, those Titling Trust Assets that are identified as relating to and allocated to such SUBI by the Titling Trustee upon the written direction of the UTI Beneficiary pursuant to the Titling Trust Agreement and related SUBI Supplement.

    "SUBI BENEFICIARY" means any Beneficiary that is a Beneficiary because it is the holder or pledgee of a SUBI Certificate.

    "SUBI CERTIFICATE" means, with respect to a SUBI, each of the certificates evidencing such SUBI, substantially in the form included as an exhibit to each SUBI Supplement, executed and delivered pursuant to the related SUBI Supplement.

    "SUBI COLLECTION ACCOUNT" means, with respect to a SUBI, any account denominated as such that is established and maintained in accordance with the related SUBI Supplement and SUBI Servicing Supplement.

    "SUBI COLLECTION PERIOD" means, with respect to any SUBI, the period identified as the "Collection Period" in the related Transaction Documents.

    "SUBI LEASE FUNDING ACCOUNT" means, with respect to a SUBI, any account denominated as such that is established and maintained in accordance with the related SUBI Supplement and SUBI Servicing Supplement.

    "SUBI PORTFOLIO" means, with respect to any SUBI, the related Contracts and Leased Vehicles comprising the related SUBI Assets.

    "SUBI SERVICING SUPPLEMENT" means any agreement supplementing the servicing provisions of the Titling Trust Agreement that is executed by TMCC, the Titling Trustee and one or more other parties in connection with a Securitized Financing.

    "SUBI SUB-TRUST" means a separate Sub-Trust of the Titling Trust (other than the UTI Sub-Trust) that is established at the direction of the UTI Beneficiary on the books and records of the Titling Trust by the Titling Trustee and that is accounted for separately within the Titling Trust. The Titling Trustee shall from time to time, as directed in writing by the UTI Beneficiary, and subject to Section 3.01(d) of the Titling Trust Agreement, identify or cause to be identified on the books and records of the Titling Trust one or more separate Sub-Trusts to be accounted for separately within the Titling Trust (each, a "SUBI Sub-Trust") and identify and allocate, or cause to be identified and allocated, to such SUBI Sub-Trust on such books and records certain Titling Trust Assets that are not then allocated to another SUBI Sub-Trust. Upon such allocation, such related SUBI Assets shall no longer be assets of, or allocated to, the UTI (unless and until specifically reallocated to the UTI from that SUBI in accordance with the related SUBI Supplement). Each SUBI shall constitute a separate series of the Titling Trust pursuant to Section 3806(b)(2) of the Delaware Act and shall represent the beneficial interest in such SUBI and the SUBI Assets allocated thereto from time to time. Each SUBI shall be represented by one or more separate SUBI Certificates issued pursuant to the related SUBI Supplement. The Titling Trustee shall issue each SUBI Certificate to or upon the order of the UTI Beneficiary.

    "SUBI SUPPLEMENT" means any of the one or more supplements to the Titling Trust Agreement, substantially in the form attached thereto as an exhibit, the execution and delivery of which by the UTI Beneficiary and the Titling Trustee in accordance with Section 3.01(c) of the Titling Trust Agreement will effect the creation of a SUBI.

    "SUB-TRUST" means any of the sub-trusts of the Titling Trust established by the Titling Trustee as directed by the UTI Beneficiary from time to time, and to which the Titling Trustee will allocate Titling Trust Assets identified by the UTI Beneficiary, having the name and beneficiaries designated by the UTI Beneficiary and being a separate series of the Titling Trust pursuant to Section 3806(b)(2) of the Delaware Act.

    "TITLE DOCUMENTS" with respect to any Leased Vehicle means the related Certificate of Title and all related or ancillary documents or instruments necessary for the recordation or transfer of title in each relevant jurisdiction.

    "TITLING TRUST" means Toyota Lease Trust, a Delaware business trust, formed pursuant to the Titling Trust Agreement.

    "TITLING TRUST AGREEMENT" means the Trust and Servicing Agreement dated as of October 1, 1996, among TMCC, TMTT, Inc., as Titling Trustee, and, for certain limited purposes, First Bank, as Trust Agent, as amended and restated by the Amended and Restated Trust and Servicing Agreement also dated as of October 1, 1996 among TMCC, TMTT, Inc., as Titling Trustee, and, for certain limited purposes, First Bank, as Trust Agent.

    "TITLING TRUST ASSETS" means: (i) any capital contributed by the Grantor;
(ii) the Contracts and all proceeds thereof; (iii) the Leased Vehicles and all proceeds thereof, including each Certificate of Title and the Residual Value of each Leased Vehicle, whether realized through the exercise by Obligors of purchase options under the Contracts, the proceeds of sale of the Leased Vehicles to Dealers or third parties or through payments received from any other Person (directly or indirectly) under any related Insurance Policy (to the extent not applied to repair or otherwise paid to a third Person or Governmental Authority by the Servicer as required by law or pursuant to its normal servicing practices) or as a subsidy or other funding of any modification of the related Residual Value; (iv) all of the Titling Trust's rights with respect to any Contract or Leased Vehicle, including the right to enforce and to proceeds arising from all Dealer repurchase obligations arising under Dealer Agreements;
(v) all of TMCC's rights (but not its obligations) with respect to any Contract or Leased Vehicle, including the right to enforce and to proceeds arising from all Dealer repurchase obligations arising under Dealer Agreements; (vi) any Insurance Policy and rights thereunder or proceeds therefrom relating to any of the Contracts, Leased Vehicles or payments of the related Obligors with respect thereto; (vii) any portion of any Security Deposit actually and properly applied by the Servicer against amounts due under the related Contract, to the extent not applied to making repairs to the related Leased Vehicle or paid to a third party or Governmental Authority in accordance with the Servicer's normal servicing practices; and (viii) all proceeds of any of the foregoing.

    "TITLING TRUSTEE" means TMTT, Inc., in its capacity as such under the Titling Trust Agreement, and any successor thereto in such capacity appointed pursuant to the Titling Trust Agreement.

    "TITLING TRUSTEE ACCOUNTS" means any of the separate UTI Collection Account, Lease Funding Account, SUBI Collection Account and/or SUBI Lease Funding Account established by the Titling Trustee with respect to the UTI or the related SUBI as described in the Titling Trust Agreement and the related SUBI Supplement and SUBI Servicing Supplement. Each such account maintained with respect to Rated Certificates shall be an Eligible Account.

    "TITLING TRUSTEE STOCK" means the issued and outstanding capital stock of the Titling Trustee, together with any additional capital stock of the Titling Trustee that may be issued from time to time.

    "TITLING TRUST EXPENSES" means the aggregate of the Titling Trustee's compensation and other Administrative Expenses with respect to the Titling Trust, including those due under Section 6.13 of the Titling Trust Agreement.

    "TLI" means Toyota Leasing, Inc. and its successors.

    "TMCC" means Toyota Motor Credit Corporation, a California corporation, its successors and assigns.

    "TMS" means Toyota Motor Sales U.S.A., Inc., a California corporation, its successors and assigns.

    "TRANSACTION DOCUMENTS" means and includes the Titling Trust Agreement, the UTI Supplement and, with respect to any Securitized Financing involving the creation of a SUBI, the related SUBI Supplement, SUBI Servicing Supplement, SUBI Certificate(s), any agreement transferring ownership or other interests in the related SUBI and SUBI Certificate, the related Securitization Trust Agreement, indenture, trust agreement or similar instrument governing the securitization of such SUBI and any securities offered or sold that are secured by interests in the related SUBI, and any other documents ancillary thereto, in each case as the same may be amended, supplemented or modified from time to time but only to the extent that any such amendment, supplement or modification relates to such SUBI.

    "TRANSFEROR" means TLI in its capacity as transferor under any Securitization Trust Agreement and each other related Transaction Document.

    "TRUST AGENCY AGREEMENT" means any of the one or more agency agreements entered into by the Titling Trustee in furtherance of its execution of any of the trusts or powers under the Titling Trust Agreement or performance of any duties under the Titling Trust Agreement either directly or by or through agents or attorneys or one or more custodians as set forth in the Titling Trust Agreement. In addition, with respect to any Securitization Trustee, Trust Agency Agreement means any of the one or more agency agreements entered into by such Securitization Trustee in furtherance of its execution of any of the trusts or powers under the related Securitization Trust Agreement or performance of any duties under such Securitization Trust Agreement either directly or by or through agents or attorneys or one or more custodians as set forth in such Securitization Trust Agreement.

    "TRUST AGENT" means any of the one or more Persons, including any Affiliate of the Titling Trustee or any Securitization Trustee, engaged by the Titling Trustee or such Securitization Trustee pursuant to a Trust Agency Agreement.

    "TRUST ASSET TRANSFER" means the allocation to a SUBI Sub-Trust of Titling Trust Assets not then allocated to any other SUBI Sub-Trust pursuant to Section 3.01(c) of the Titling Trust Agreement.

    "TRUST STATES" initially means California, Florida, Michigan, Ohio and Pennsylvania and after the date of this Agreement, means those States and such other States as designated in writing from time to time to the Titling Trustee by the Grantor in which Dealers are regularly originating Contracts and assigning them to the Titling Trust as contemplated by the Titling Trust Agreement.

    "UCC" means the Uniform Commercial Code as in effect in the relevant jurisdiction.

    "UNITED STATES" means the United States of America, its territories and possessions and areas subject to its jurisdiction.

    "UNDIVIDED TRUST INTEREST" or "UTI" means the exclusive, undivided beneficial interest in all Titling Trust Assets (including Contracts and Leased Vehicles), other than SUBI Assets, held by the UTI Beneficiary.

    "UNDIVIDED TRUST INTEREST CERTIFICATE" or "UTI CERTIFICATE" means the one or more trust certificates (together with any replacements thereof) issued by the Titling Trust at the direction of the UTI Beneficiary substantially in the form attached as an exhibit to the form of UTI Supplement.

    "UTI ACCOUNT" means any of the separate UTI Collection Accounts and/or Lease Funding Account established by the Titling Trustee with respect to the UTI pursuant to Section 12.01 of the UTI Supplement.

    "UTI ASSETS" means all Titling Trust Assets that have not been allocated to a SUBI Sub-Trust.

    "UTI BENEFICIARY" means TMCC, in its capacity as the initial beneficiary of the Titling Trust on the date of the UTI Supplement, and its successors and assigns (exclusive of any pledgee of a UTI Pledge).

    "UTI COLLECTION ACCOUNT" means the separate account established by the Titling Trustee with respect to the UTI pursuant to Section 12.01 of the UTI Supplement.

    "UTI COLLECTION PERIOD" with respect to any Distribution Date, means the preceding calendar month.


    "UTI CONTRACT" means any Contract that is an asset of the UTI Sub-Trust.

    "UTI ELIGIBLE CONTRACT" means a Contract as to which the following criteria are satisfied as of the date the Contract is originated and assigned by the relevant Dealer to the Titling Trust:

            (a) that was originated (i) by a Dealer, (ii) in the ordinary course of its retail business, (iii) pursuant to a Dealer Agreement, and
    (iv) in compliance with the customary underwriting standards employed by the Grantor in originating leases for its own account;

            (b) which Contract and the related Leased Vehicle are free of all liens and other interests (including tax liens, mechanics liens and liens that arise by operation of law, but excluding any Administrative
    Lien);

            (c) that was originated in compliance with, and complies with, all material applicable legal requirements, including, to the extent applicable, the Federal Consumer Credit Protection Act (including the Consumer Leasing Act), as amended, Regulation M of the Board of Governors of the Federal Reserve System, as amended, all State leasing and consumer protection laws and all State and federal usury, fair credit billing, fair credit reporting, equal credit opportunity, and fair debt collection practices laws;

            (d) as to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained effected or given by the originator of such Contract in connection with (i) the origination of such Contract, (ii) the execution, delivery and performance by such originator of such Contract and (iii) the acquisition by the Titling Trust of such Contract and the related Leased Vehicle have been duly obtained, effected or given and were in full force and effect as of such date of creation or acquisition;

            (e) that is the legal, valid and binding full-recourse payment obligation of the Obligor thereunder, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

            (f) that, according to the records of the Grantor, is not subject to any right of rescission, setoff, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the Obligor thereunder to payment of the amounts due thereunder, and no such right of rescission, setoff, counterclaim or other defense has been asserted or threatened;

            (g) as to which each of the originating Dealer, the Servicer and the Titling Trust has satisfied all obligations required to be fulfilled on its part;

            (h) that is payable solely in United States dollars in the United States;

            (i) the Obligor of which is a Person located in one of the United States and is not the Grantor, the Transferor or any of their respective Affiliates;

            (j) that requires the Obligor thereunder to maintain in full force and effect during the term of such Contract a public liability and a comprehensive and collision physical damage Insurance Policy, with coverage in amounts not less than that required by applicable State law, and that includes a term requiring such Insurance Policy to name the Titling Trust, the Titling Trustee or an agent of the Titling Trust on behalf of the Titling Trust as a "loss payee" and an "additional insured";

            (k) the related Leased Vehicle of which is titled in the name of the Titling Trust or the Titling Trustee on behalf of the Titling Trust (or properly completed applications for such title have been submitted to the appropriate titling authority) and all transfer and similar taxes imposed in connection therewith have been paid;

            (l) that is fully assignable and that does not require the consent of the Obligor thereunder as a condition to any transfer, sale or assignment of the rights of the originator under such Contracts;

            (m) that is a "true lease", as opposed to a lease intended as security, under the laws of the State in which it was originated as such laws relate to the perfection of security interests therein;

            (n) that meets the Origination Criteria and, in the case of any Contract included in a SUBI Portfolio, meets any Additional Origination Criteria specified in the related SUBI Supplement;

            (o) that was fully and properly executed by the parties thereto and, upon conveyance to the Titling Trust pursuant to the Titling Trust Agreement, shall have been validly assigned by the originating Dealer to the Titling Trust in accordance with the terms of the Dealer Agreement under which it was originated and immediately thereafter shall be owned by the Titling Trust;

            (p) that is substantially identical to one of the forms of Contract attached to the UTI Supplement (or such other form as may be approved from time to time by TMCC in the ordinary course of business);

            (q) as to which the information set forth in the Schedule of Contracts and Leased Vehicles with respect to such Contract and related Leased Vehicle as of such Cutoff Date is true and correct in all material respects;

            (r) the Obligor under which Contract, according to the records of the Servicer, has not filed or had filed against it any petition for relief, rearrangement of its debts or other protection from its creditors under any State or federal bankruptcy or insolvency laws, except as otherwise permitted by the Origination Criteria;

            (s) in respect of which the Grantor has taken no action such that such Contract has been satisfied, subordinated, amended, waived, restricted, rescinded, held to be invalid or unenforceable, altered or modified in any respect, except (i) to the extent that such action (A) does not render such Contract not in conformity with any other criteria for an Eligible Contract, and (B) was made in accordance with the Grantor's obligations under the Titling Trust Agreement, and (ii) if such action was made pursuant to a document, instrument or writing, such document, instrument or writing is included in the related Contract Documents;

            (t) as to which the Grantor, consistent with its standard underwriting procedures, has reviewed and verified the material information contained in the related Contract application;

            (u) as to which, according to the records of the Grantor, no default, breach, violation or event permitting acceleration under the terms of the Contract exists, and no continuing condition that, with notice or lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of the Contract has arisen, the Grantor has not waived any of the foregoing, and the related Leased Vehicle has not been repossessed without reinstatement;

            (v) that has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Contract under its terms or pursuant to which transfers of the Contracts or of the related Certificates of Title are unlawful, void or voidable;

            (w) as to which there is only one executed original, which will be conveyed by the Dealer to the Titling Trustee or to the Grantor or Servicer as the agent of the Titling Trustee, in each case on behalf of the Titling Trust;

            (x)    that constitutes "chattel paper" as defined in the UCC;

            (y) that was originated without any fraud or misrepresentation on the part of the Grantor;

            (z) as to which all taxes of any nature or description whatsoever relating thereto that are due and owing as of the date of origination have been paid or provided for in full except for (i) any state transfer taxes payable in connection with the transfer of any Contracts to the Titling Trustee and (ii) similar transfer taxes to which the Titling Trustee has consented to; and

            (aa) as to which the related Leased Vehicle was a new vehicle (which may be a dealer demonstrator vehicle driven fewer than 20,000 miles) or used vehicle (four model years old or less at the time of origination of the related Contract, and which may be a certified used vehicle or manufacturers' program vehicle), whether an automobile, light duty truck, minivan or sports utility vehicle. As used in this clause (bb), certified used vehicle means a vehicle purchased by a dealer, reconditioned and certified to meet certain Toyota or Lexus required standards and sold or leased with an extended warranty, and manufacturers' program vehicle means a vehicle that has been sold to a rental car company, repurchased by the manufacturer and subsequently purchased by a dealer to sell or lease as a current model year or one year old used vehicles with 20,000 miles or less.

    "UTI LEASED VEHICLE" means any Leased Vehicle that is an asset of the UTI Sub-Trust.

    "UTI PLEDGE" means a pledge of and grant of a security interest in the UTI and UTI Certificate, or any interest therein, in connection with any Securitized Financing, and the terms and conditions thereof set forth in the related documentation.

    "UTI PORTFOLIO" means the Contracts and Leased Vehicles comprising the Undivided Trust Interest.

    "UTI SUB-TRUST" means the separate Sub-Trust of the Titling Trust containing all Titling Trust Assets that have not been allocated to any SUBI Sub-Trust.

    "UTI SUPPLEMENT" means any of the one or more supplements or amendments to the Titling Trust Agreement, substantially in the form attached thereto as an exhibit, the execution and delivery of which by the UTI Beneficiary and the Titling Trustee in accordance with Section 3.01(b) of the Titling Trust Agreement will effect the creation of a UTI.

    "UTI UNIT CERTIFICATE" has the meaning described in Section 11.02 of the UTI Supplement.

    "UTI UNIT" has the meaning described in Section 11.01 of the UTI
Supplement.